                                                                    EXHIBIT 99.1



PRESS RELEASE
================================================================================
SMITH INTERNATIONAL, INC.
P.O. BOX 60068
HOUSTON, TX 77205-0068
WEBSITE ADDRESS: smith.com

FOR RELEASE
THURSDAY, APRIL 17, 2003

CONTACT:      MARGARET K. DORMAN
              CHIEF FINANCIAL OFFICER
              (281) 443-3370



                  SMITH INTERNATIONAL, INC. ANNOUNCES QUARTERLY
                   EARNINGS OF $21.7 MILLION BEFORE CUMULATIVE
                    EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE

         HOUSTON, Texas (April 17, 2003)... Smith International, Inc. (NYSE:
SII) today announced financial results for the first quarter of 2003, reporting net income of $21.7 million, or 22 cents per share, excluding the effect of a new accounting standard which was required to be implemented during the first quarter of 2003. Including the impact of the adoption of Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations," the Company posted earnings of $20.6 million, or 21 cents per share, on revenues of $808.8 million. These financial results compare to amounts reported in the prior year's first and fourth quarters of $28.7 million, or 29 cents per share, and $17.7 million, or 18 cents per share, respectively.

         Consolidated revenues fell two percent from the prior year quarter as spending reductions experienced in the downstream and industrial markets had an unfavorable impact on volumes in the Distribution segment. Compared to the first quarter of 2002, Oilfield segment revenues grew two percent due to the inclusion of revenues from five acquisitions completed during the past 12-month period. Sequentially, Oilfield segment revenues increased 10 percent driven by a 23 percent improvement in North American activity levels and, to a lesser extent, the impact of acquisitions. Excluding the effect of acquisitions, Oilfield segment revenues grew seven percent from the fourth quarter of 2002, below the rate of increase in the worldwide rig count, as the majority of the sequential activity improvement was focused toward shallow, land-based drilling programs which generate lower revenues.

         M-I's first quarter revenues totaled $416.3 million, five percent above the amounts reported in the prior year period and nine percent higher sequentially. Excluding the impact of acquisitions completed during the past year, primarily the Dynea Oilfield Chemical transaction finalized on January 29, 2003, revenues were slightly above the prior year period and five percent higher sequentially. The majority of the base revenue increase from the first quarter of 2002 was reported in Europe/Africa primarily attributable to the impact of new contract awards. Base revenues increased over the fourth quarter of 2002, due to the higher level of North American land-based drilling activity and an improved customer mix in the U.S. deepwater market which led to increased synthetic fluid sales.

         Smith Bits reported revenues of $92.2 million, an increase of three percent over the prior year quarter and a 16 percent improvement from the fourth quarter of 2002. Excluding the impact of acquisitions completed during mid-2002, revenues fell six percent year-over-year due to the inclusion of several large international export orders in first quarter of 2002. On a sequential quarter basis, non-export petroleum three-cone and diamond drill bit revenues grew 20 percent and compared to a 14 percent improvement in the worldwide rig count between the corresponding periods. The majority of the revenue growth was reported in North America as the significant increase in drilling activity favorably impacted unit sales of petroleum three-cone and, to a lesser extent, diamond drill bits.

         Smith Services' revenues totaled $95.0 million, 11 percent lower on a year-over-year basis and 10 percent higher than the amounts reported in the December 2002 quarter. The majority of the revenue decline from the prior year period was reported in the United States, attributable to a more than 40 percent reduction in drill pipe and tubular product sales. To a lesser extent, lower customer spending in certain Latin American markets, primarily Venezuela and Colombia, impacted demand for high-margin remedial and completion product and service lines. The revenue increase from fourth quarter levels was reported in North America and primarily related to higher drill pipe volumes in the United States.

         Wilson reported revenues of $205.3 million, 12 percent below the prior year quarter and five percent lower sequentially. More than 70 percent of the year-over-year revenue decline related to lower sales in Wilson's U.S. industrial and downstream operations, reflecting significant spending reductions in the engineering and construction, petrochemical and refining markets. Wilson's energy branch operations declined six percent from the prior year period as increased competition from steel mills resulted in lower tubular product sales in the C.E. Franklin operations. On a sequential quarter basis, the revenue decline was reported in the United States, primarily reflecting continued weakness in the industrial sector due to delays in customer spending on plant maintenance and capital projects.

         Commenting on the results, Chairman and CEO, Doug Rock stated, "This is the first sequential earnings improvement we've posted in the last seven quarters. Our Oilfield segment operations have benefited from the recovery in North American activity levels, however most of the increase has been in shallow, land-based drilling which has less of an effect on our bottom line than deeper-well projects. We expect operators' spending levels will increase steadily throughout the year, generating improved earnings in both our Oilfield and Distribution segments."

         Loren Carroll, Executive Vice President, also noted that, "Smith's first quarter results were driven by an improved North American operating environment and, to some extent, the impact of the Dynea transaction completed at the end of January. I'm pleased with the progress made to date in integrating the production chemical operations into our global infrastructure and believe this acquisition provides excellent growth potential going forward. Although our debt levels increased during the quarter due to the impact of funding the Dynea acquisition and necessary working capital investment, our current debt-to-total capitalization remains strong at 29 percent."

         Smith International, Inc. is a leading worldwide supplier of premium products and services to the oil and gas exploration and production industry, the petrochemical industry and other industrial markets through its four principal business units - M-I, Smith Bits, Smith Services and Wilson.

         Financial highlights follow:

                            SMITH INTERNATIONAL, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In thousands, except per share data)
                                   (Unaudited)


                                                                          Three Months Ended March 31,
                                                                            2003              2002
                                                                        ------------      ------------

Revenues                                                                $    808,837      $    827,377
                                                                        ------------      ------------

Costs and expenses:
   Costs of revenues                                                         570,494           585,875
   Selling expenses                                                          137,128           131,059
   General and administrative expenses                                        38,061            35,995
                                                                        ------------      ------------
                                                                             745,683           752,929
        Total costs and expenses
                                                                        ------------      ------------

Operating income                                                              63,154            74,448

Interest expense, net                                                          9,692            10,016
                                                                        ------------      ------------

Income before income taxes, minority interests and
   cumulative effect of change in accounting principle                        53,462            64,432

Income tax provision                                                          16,840            19,645
                                                                        ------------      ------------

Income before minority interests and cumulative effect
   of change in accounting principle                                          36,622            44,787

Minority interests                                                            14,907            16,057
                                                                        ------------      ------------

Income before cumulative effect of change in accounting principle             21,715            28,730

Cumulative effect of change in accounting principle                           (1,154)               --
                                                                        ------------      ------------

Net income                                                              $     20,561      $     28,730
                                                                        ============      ============

Earnings per share before cumulative effect of change in accounting principle(a):
   Basic                                                                $       0.22      $       0.29
                                                                        ============      ============
   Diluted                                                              $       0.22      $       0.29
                                                                        ============      ============

Earnings per share after cumulative effect of change in accounting principle(a):
   Basic                                                                $       0.21      $       0.29
                                                                        ============      ============
   Diluted                                                              $       0.21      $       0.29
                                                                        ============      ============

Weighted average shares outstanding(a):
   Basic                                                                      99,265            98,840
                                                                        ============      ============
   Diluted                                                                   100,267            99,838
                                                                        ============      ============

NOTE (a):
Prior year amounts have been restated for the impact of a two-for-one stock split, which was effective July 8, 2002.

                            SMITH INTERNATIONAL, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)





                                                      March 31,      December 31,
                                                       2003              2002
                                                    ------------     ------------
                                                    (Unaudited)

Current Assets:
  Cash and cash equivalents                         $     43,914     $     86,750
  Receivables, net                                       707,885          633,918
  Inventories, net                                       658,760          634,488
  Other current assets                                    80,211           71,758
                                                    ------------     ------------
    Total current assets                               1,490,770        1,426,914
                                                    ============     ============

Property, Plant and Equipment, net                       523,686          519,220

Goodwill and Other Assets                                877,780          803,411
                                                    ------------     ------------
    Total Assets                                    $  2,892,236     $  2,749,545
                                                    ============     ============


Current Liabilities:
  Short-term borrowings                             $    191,821     $    159,692
  Accounts payable                                       257,736          256,069
  Other current liabilities                              189,479          184,811
                                                    ------------     ------------
    Total current liabilities                            639,036          600,572
                                                    ------------     ------------

Long-Term Debt                                           487,768          441,967

Other Long-Term Liabilities                              137,739          126,214

Minority Interests                                       533,226          517,257

Stockholders' Equity                                   1,094,467        1,063,535
                                                    ------------     ------------
     Total Liabilities and Stockholders' Equity     $  2,892,236     $  2,749,545
                                                    ============     ============

                            SMITH INTERNATIONAL, INC.
                               SUPPLEMENTARY DATA
                                 (In thousands)
                                   (Unaudited)


                                             Three Months Ended March 31,
                                                2003              2002
                                            ------------      ------------

SEGMENT DATA

REVENUES:
    M-I                                     $    416,289      $    396,656
    Smith Bits                                    92,239            89,478
    Smith Services                                95,032           106,736
                                            ------------      ------------
        Oilfield Products and Services           603,560           592,870
    Wilson                                       205,277           234,507
                                            ------------      ------------
           Total                            $    808,837      $    827,377
                                            ============      ============

OPERATING INCOME:
    Oilfield Products and Services          $     68,933      $     75,939
    Distribution                                  (4,099)               68
    General corporate                             (1,680)           (1,559)
                                            ------------      ------------
           Total                            $     63,154      $     74,448
                                            ============      ============

OTHER DATA

OPERATING INCOME(b):
    Smith ownership interest                $     44,072      $     55,540
    Minority partner ownership interest           19,082            18,908
                                            ------------      ------------
           Total                            $     63,154      $     74,448
                                            ============      ============

DEPRECIATION AND AMORTIZATION(b):
    Smith ownership interest                $     19,061      $     16,689
    Minority partner ownership interest            5,323             4,335
                                            ------------      ------------
           Total                            $     24,384      $     21,024
                                            ============      ============

CAPITAL SPENDING(b) (c):
    Smith ownership interest                $     16,159      $     19,529
    Minority partner ownership interest            4,540             6,217
                                            ------------      ------------
           Total                            $     20,699      $     25,746
                                            ============      ============


NOTE (b):

The Company derives a significant portion of its revenues and earnings from M-I and other joint venture operations. Consolidated operating income, depreciation and amortization and capital spending amounts have been broken out between the Company's portion and the minority partners' portion in order to aid in analyzing the Company's financial results.

NOTE (c):

Capital spending is reported gross and not reduced for the proceeds arising on lost-in-hole sales or sales of fixed asset equipment replaced. Total net capital spending was approximately $16.3 million and $21.7 million for the three months ended March 31, 2003 and 2002, respectively.